Exhibit 4.30

LUDWIG ENTERPRISES, INC.

1749 Victorian Avenue Ste C-350

Sparks, Nevada 89431 www.Ludwigent.com September 21, 2023

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This ___ of September 2023 I, Christopher Wald (“Note Holder”) do herein agree to extend the26th Maturity Date on a Promissory Note dated August 31, 2022, with Ludwig Enterprises, Inc. (LUDG) to April 1, 2024, or from Ludwig Enterprises, Inc.’s SEC S-1 funding whichever shall come first.

In consideration for execution of this extension LUDG will forth with issue me 80,000 common restricted shares of LUDG stock.

Note Holder:

______________________________________ Signature

Christopher Wald

______________________________________

Printed Name of Signer